Exhibit 99.1

September 13, 2007
FOR IMMEDIATE RELEASE

JUPITER TELECOMMUNICATIONS ANNOUNCES

AUGUST 2007 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of August 31, 2007 served by J:COM’s 21 managed franchises reached approximately 2.72 million, up 478,100, or 21.4% since August 31, 2006.  The increase is attributed to growth of the subscribing households in existing service areas and the addition of newly consolidated franchises. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached 4.75 million, up 822,000 or 20.9% since August 31, 2006. The bundle ratio (average number of services received per subscribing household) is 1.75 as of August 31, 2007 compared to 1.76 as of August 31, 2006, including Cable West Inc. (*1) The ratio excluding Cable West Inc. increased to 1.79 as of August 31, 2007 from 1.76 since August 31, 2006. The cable television digital migration rate as of August 31, 2007 increased to 62% from 46% as of August 31, 2006. Details are provided in the table below:

(*1)      Since December 2006, J:COM subscriber figures include Cable West Inc. systems subscribers. Cable West Inc. six subsidiary systems were moved two systems at a time onto the J:COM subscriber management system in March, June and August 2007. The impact of the newly integrated two systems in August resulted in a decrease of 3,500 total subscribing households and a decrease of 2,600 RGUs (CATV: 2,100, High-speed Internet access: 400, Telephony: 100) as compared to the previous method.

Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

	Revenue Generating Units
	Cable Television	High-Speed Internet Access	Telephony	RGU Total	Total Subscribing Households
As of August 31, 2007	2,237,900	1,215,700	1,300,900	4,754,500	2,717,300
	Digital: 1,380,800

As of August 31, 2006	1,858,500	984,800	1,089,200	3,932,500	2,239,200

Net year-over-year increase	379,400	230,900	211,700	822,000	478,100

Net increase as percentage	20.4%	23.4%	19.4%	20.9%	21.4%

Results for J:COM’s consolidated subsidiaries are noted below:

Total consolidated subsidiaries: 20 franchises; 40 systems:

	Revenue Generating Units
	Cable Television	High-Speed Internet Access	Telephony	RGU Total	Total Subscribing Households
As of August 31, 2007	2,151,400	1,173,500	1,244,400	4,569,300	2,605,400
	Digital: 1,333,000

As of August 31, 2006	1,771,900	945,700	1,038,000	3,755,600	2,131,000

Net year-over-year increase	379,500	227,800	206,400	813,700	474,400

Net increase as percentage	21.4%	24.1%	19.9%	21.7%	22.3%

About Jupiter Telecommunications Co.,Ltd.

Established in 1995, Jupiter Telecommunications Co., Ltd. is Japan’s largest multiple system operator (MSO or J:COM Company) and multiple channel operator (MCO or  Jupiter TV Company). J:COM Company provides cable television, high-speed Internet access, telephony and mobile services to customers through 21 managed franchises (as of August 31, 2007) operating at the local level serving approximately 2.72 million subscribing households (as of August 31, 2007) in the Sapporo, Kanto, Kansai, and Kyushu regions. The number of serviceable households or “homes passed” in J:COM franchise areas is approximately 9.89 million (of which Cable West Inc. has approximately 1.4 million as of August 31, 2007). Jupiter TV Company, formerly Jupiter TV Co., Ltd., which was recently merged with J:COM, invests in and operates 16 premium channels which are provided to CATV, satellite and telecom operators. Jupiter Telecommunication’s principal shareholder is LGI/Sumisho Super Media and is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English and Japanese), visit J:COM’s website at http://www.jcom.co.jp

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Certain statements in this news release may constitute “forward-looking statements,” which involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Jupiter Telecommunications Co., Ltd. and any of its subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.